Exhibit 99(e)(4)


        FORM OF DISTRIBUTION SERVICES AND EDUCATIONAL SUPPORT AGREEMENT

The undersigned distributor (the "Distributor") agrees to provide Services (defined below) to AllianceBernstein Investments, Inc. ("ABI") relating to the AllianceBernstein Funds (defined in Attachment A below). "Services" means distribution services and educational support, such as seminars and otherwise providing ABI access to the Distributor's representatives through the Distributor's global fund portal, which is intended to satisfy ABI's goal of making the Distributor's representatives who interact with current and prospective AllianceBernstein Fund shareholders more knowledgeable about the AllianceBernstein Funds so that these representatives can provide suitable information and advice about AllianceBernstein Funds and related investor services. "AllianceBernstein Funds" means the mutual funds identified on Attachment A of this agreement. ABI may revise Attachment A at any time to add or remove mutual funds.

As consideration for the Services, ABI agrees to pay, or to cause one or more of its affiliates to pay, a fee (the "Fee") to the Distributor in the amount and on the terms specified in Attachment B of this agreement. The Fee will be paid from the assets of ABI or its affiliates and not from the assets of the AllianceBernstein Funds. The Distributor acknowledges that the AllianceBernstein Funds do not consider brokers' sales of the AllianceBernstein Funds when selecting brokers to effect portfolio transactions.

Each of ABI and the Distributor represent and warrant to the other that its performance under this agreement does not violate any law or legal requirement, including the rules of any self-regulatory organization, applicable to it. The Distributor represents and warrants to ABI that it has made such disclosure of this agreement and its subject matter as is required by any law or legal requirement, including the rules of any self-regulatory organization, applicable to it. The Distributor acknowledges that, from time to time hereafter, ABI will require a certification that such disclosure has been made and Distributor agrees to provide promptly such certification.

Either the Distributor or ABI may terminate this agreement on 30 days' written notice to the other party. In addition, this agreement will terminate automatically when: (1) the Selected Dealer Agreement between ABI and the Distributor (the "Selected Dealer Agreement") terminates; (2) ABI no longer serves as the principal underwriter to any AllianceBernstein Funds; or (3) AllianceBernstein L.P. no longer serves as investment adviser for any AllianceBernstein Funds.

This agreement (including the referenced attachments) and the Selected Dealer Agreement, which continues in full force and effect, constitutes the entire agreement between ABI and the Distributor relating to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or between ABI and the Distributor, written or oral, to the extent they relate in any way to the subject matter hereof.

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This agreement does not confer any rights or remedies upon any person other than
ABI and the Distributor. This agreement is governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.


Date:
       -------------------


ABI                                   The Distributor
AllianceBernstein Investments, Inc.   Institutional Cash Distributors, LLC (ICD)


By:                                   By:
         -------------------------             ---------------------------
Name:    Mark R. Manley               Name:
Title:   Director & Secretary                  ---------------------------
                                      Title:
                                               ---------------------------

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                                  Attachment A

                         AllianceBernstein Mutual Funds

      AB Government Money Market Portfolio - Institutional Class

                                  Attachment B

                                      Fee

The Fee includes a fee based on assets under management, as described below.

A.    Fee Based on Average Assets Under Management

      ABI shall pay ICD a monthly fee at an annual rate of 0.06% (6 basis points) on average monthly assets under management of the AB Government Money Market Portfolio for the assets obtained through the ICD portal.

      ABI will make payment within 30 days of the end of the applicable calendar monthly.

      ABI will be responsible for calculating the fee based on the internal records of ABI and will send ICD a detailed calculation each month for review.

      ABI reserves the right to revise the rate, due to a change in market conditions.